SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 11, 2008
ATLANTIS PLASTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1870 The Exchange, Suite 200, Atlanta, Georgia	30339

(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 497-7659
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 11, 2008, Atlantis Plastics, Inc. (the “Company”) received notice from the Staff of the NASDAQ Stock Market (“NASDAQ”) stating that for 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Capital Market under Marketplace Rule 4310(c)(4). This notification has no effect on the listing of the Company’s common stock at this time.
     In accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days to regain compliance. If at any time before July 9, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, The NASDAQ Stock Market will notify the Company that it has achieved compliance with the minimum bid price rule.
     If the Company does not regain compliance with the minimum bid price rule by July 9, 2008, The NASDAQ Stock Market will determine whether the Company meets the initial listing criteria for the NASDAQ Capital Market other than the minimum bid price requirement. If the Company meets such criteria, it will be afforded an additional 180 calendar days in order to regain compliance with the minimum bid price rule.
     A copy of the press release with respect to this matter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.
99.1	Press Release from Atlantis Plastics, Inc., dated January 16, 2008, entitled “Atlantis Plastics, Inc. Receives NASDAQ Notice”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS PLASTICS, INC.
Date: January 16, 2008	By:	/s/ V.M. Philbrook
V.M. Philbrook
President and Chief Operating Officer

	By:	/s/ Paul G. Saari
Paul G. Saari
Senior Vice President, Finance and Chief Financial Officer